Exhibit 10.1

CARBYLAN THERAPEUTICS, INC.

2016 RETENTION BONUS PLAN

1. Purpose. The purpose of this Carbylan Therapeutics, Inc. 2016 Retention Bonus Plan, as may be amended from time to time, (the “Plan”) is to reinforce and encourage the continued dedication of certain key employees of Carbylan Therapeutics, Inc. (the “Company”) by providing retention bonus payments upon a Triggering Event (as defined below).

2. Definitions. The following terms as used herein shall have the meanings set forth in this Section 2.

2.1 “Administrator” shall mean the Board or such committee appointed by the Board to administer the Plan in accordance with Section 3.1 below.

2.2 “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

2.3 “Cause” shall mean any of the following: (i) a Participant’s substantial failure to perform his or her duties and responsibilities to the Company or its subsidiaries or such Participant’s substantial negligence in the performance of such duties and responsibilities; (ii) a Participant’s commission of a felony or a crime involving moral turpitude; (iii) a Participant’s commission of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a Participant’s significant violation of the code of conduct of the Company or its subsidiaries, of any material policy of the Company or its subsidiaries, or of any statutory or common law duty of loyalty to the Company or its subsidiaries; (v) a Participant’s material breach of any of the terms of any agreement between the Company or subsidiaries and such Participant; or (vi) other conduct by a Participant that could be expected to be harmful to the business, interests or reputation of the Company. The determination whether a termination is for “Cause” under the foregoing definition shall be made by the Company in its sole discretion.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5 “Change in Control” shall have the meaning as set forth in the Company’s 2015 Incentive Plan, as amended from time to time. The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.6 “Comparable Employment” shall mean, in connection with a Change in Control, an offer or agreement with the acquirer and/or the surviving corporation for continued employment of a Participant following the Change in Control on substantially similar terms of employment for such Participant as in effect immediately prior to the Change in Control, such that the Participant would not have Good Reason to resign his or her employment if Participant accepted such continued employment.

2.7 “Covered Termination” shall mean a termination of a Participant’s employment with the Company (i) by the Company without Cause or (ii) by such Participant with Good Reason, in each case, that constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code.

2.8 “Good Reason” shall mean any of the following actions that are taken by the Company without a Participant’s prior written consent: (a) a material reduction in a Participant’s base salary, which the parties agree is a reduction of at least ten percent (10%) of such Participant’s base salary; (b) a material reduction in a Participant’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless such Participant’s new duties are materially reduced from the prior duties; or (c) a relocation of a Participant’s principal place of employment to a place that increases such Participant’s one-way commute by more than thirty-five (35) miles as compared to such Participant’s then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, a Participant must provide written notice to the Company within forty-five (45) days after he or she first has knowledge of the occurrence of the event giving rise to Good Reason setting forth the basis for such Participant’s resignation, allow the Company at least forty-five (45) days from receipt of such written notice to cure such event and, if such event is not reasonably cured within such period, such Participant must resign from all positions he or she then holds with the Company not later than forty-five (45) days after the expiration of the cure period.

2.9 “Participant” shall mean a key employee to the Company who has been selected by the Administrator to receive a Retention Bonus pursuant to the Plan as set forth on Exhibit A attached hereto.

2.10 “Retention Bonus” shall mean a retention bonus payable to a Participant pursuant to the terms of this Plan.

2.11 “Retention Bonus Amount” shall mean, with respect to each Participant, a Retention Bonus for an amount in cash equal to four (4) months of his or her base salary as in effect immediately prior to the Triggering Event.

2.12 “Triggering Event” shall mean, for each Participant the earliest to occur of (i) the consummation of a Change in Control, (ii) March 8, 2017 and (iii) the date of such Participant’s Covered Termination; provided, however, that if the Triggering Event is as a result of subsection (i), each Participant shall only be eligible to receive a Retention Bonus if such Participant does not accept an offer of Comparable Employment with the acquirer and/or the surviving corporation following the Change in Control (provided that Participant does not have to actually terminate service prior to the consummation of the Change in Control in order to receive a Retention Bonus).

3. Administration.

3.1 Administrator. The Plan shall be administered by the Board, provided, that the Board may delegate any or all of its authority and duties under the plan to the Compensation Committee of the Board.

3.2 Authority of the Administrator. Subject to the provisions of the Plan, the Administrator shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Subject to the provisions of the Plan, the Administrator has authority to determine, in its sole discretion, to whom, and the time or times at which, Retention Bonuses may be paid. The Administrator has authority to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for Plan administration. All decisions, interpretations and other actions of the Administrator shall be final, conclusive and binding on all parties who have an interest in the Plan.

3.3 Administrator Liability. No member of the Administrator shall be personally liable for any action or determination made in good faith by the Administrator with respect to the Plan or any Retention Bonus paid under the Plan, and to the extent allowable under applicable law, all members of the Administrator shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation. All expenses and liabilities which members of the Administrator incur in connection with the administration of this Plan shall be borne by the Company or its successor.

4. Eligibility. The Participants in the Plan are set forth on Exhibit A attached hereto. Only Participants shall be eligible to receive a Retention Bonus pursuant to this Plan. In the event a Participant terminates service with the Company other than as a result of a Covered Termination prior to a Triggering Event, then such Participant shall not be eligible to receive any Retention Bonus under this Plan as of the date of such termination and all rights such Participant had to a Retention Bonus shall be forfeited. In addition, if the applicable Triggering Event is as a result of the consummation of a Change in Control and a Participant accepts an offer of Comparable Employment with the acquirer and/or the surviving corporation following the Change in Control, then such Participant shall not be eligible to receive any Retention Bonus under this Plan as of the date of the Change in Control and all rights such Participant had to a Retention Bonus shall be forfeited. For the avoidance of doubt, the eligibility of a Participant under this Plan, and the payment of a Retention Bonus hereunder, shall not reduce or other effect a Participant’s right to severance payments and benefits pursuant to any written agreement between such Participant and the Company.

5. Payment of Retention Bonuses. In the event of the Triggering Event, the Retention Bonus Amount for each Participant shall be paid to such Participant, subject to such Participant delivering to the Company a general release of claims against the Company and its affiliates in a form acceptable to the Company (the “Release”) that becomes effective and irrevocable within sixty (60) days following the Triggering Event, in a cash lump-sum on the first payroll period after the date the Release becomes effective and irrevocable in accordance with the Company’s standard payroll practices.

6. Assumption of Plan. To extent all obligations under this Agreement are not paid in full, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, whether pursuant to a Change in Control or otherwise, to expressly assume and agree to perform the obligations under this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

7. Withholding Taxes. All amounts payable hereunder shall be subject to applicable state, federal and local income, employment and excise tax withholding.

8. Assignment or Transfer of Awards. The Company may assign this Plan and its rights and obligations hereunder in whole, but not in part, only to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets if, in any such case, said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto; the Company may not otherwise assign this Plan or any of its rights and obligations hereunder. Subject to the foregoing, the terms and provisions of this Plan shall be binding upon any successor to the Company (including, without limitation, any acquiror), and such successor shall accordingly be liable for the payment of all benefits which become due and payable under the Plan with respect to the Participants. No Participant’s rights hereunder shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the Administrator.

9. No Employment Rights. No provision of the Plan shall be construed to give any person any right to become, to be treated as, or to remain an employee or other service provider to the Company. The Company reserves the right to terminate any Participant’s employment or other service at any time and for any reason or for no reason, with or without cause and with or without advance notice.

10. No Equity Interest. Neither the Plan nor any Retention Bonus hereunder creates or conveys any equity or ownership interest in the Company nor any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the stockholders of the Company.

11. Payments Not Deemed to be Salary; No ERISA Plan. No payment payable under the Plan shall be deemed salary or other compensation to any Participant for purposes of computing benefits to which a Participant may be entitled under any vacation, disability, profit sharing, pension plan or other arrangement of the Company or any of its subsidiaries for the benefit of employees or independent contractors except as may otherwise be specifically provided for by such plan or other arrangement. This Plan is intended to constitute an “unfunded” plan for incentive compensation, and is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be considered to create a trust or fund, or any obligation to fund or otherwise secure the payment of any amounts due under the Plan, or any kind or fiduciary relationship between the Company and any Participant or any of its other employees or a security interest of any kind in any property of the Company in favor of any Participant or any other person.

12. No Further Limitations. The approval of this Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of cash incentives, stock options and restricted stock under existing or other plans or other arrangements. Whether or not and, if so, on what terms the Company and/or its stockholders may enter into any transaction which may constitute a Change in Control shall remain in the sole and exclusive discretion of the Company and its stockholders.

13. Parachute Payments. Notwithstanding anything in the Plan to the contrary, if any payment or benefit (including, without limitation, a Retention Bonus) a Participant would receive pursuant to the Plan or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by such Participant, on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. If a reduction in a Payment is to be made, the reduction in Payment will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to such Participant. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such Participant’s equity awards.

14. Section 409A. For the avoidance of doubt, it is intended that the benefits payable under this Plan satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code provided under Treasury Regulation Section 1.409A-1(b)(4).

15. Duration and Amendments.

15.1 Term of the Plan. This Plan shall be effective as of the date it is approved by the Board and shall terminate on the date all Retention Bonus Amounts awarded hereunder have been paid or forfeited.

15.2 Right to Amend the Plan. The Plan may be amended at any time or from time to time by the Board; provided, however, that no such amendment shall impair the then-existing rights of a Participant with regard to the Plan (including without limitation his or her rights to a Retention Bonus) absent his or her consent.

16. Choice of Law. All questions concerning the construction, validation and interpretation of the Plan shall be governed by the law of the State of California without regard to its conflict of laws provision.

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I hereby certify that this Plan was duly adopted by the Board effective as of April 12, 2016.

Carbylan Therapeutics, Inc.

By:	/s/ David M. Renzi
David M. Renzi

Exhibit A

List of Participants

Participant Name
David Renzi
John McKune
Marcee Maroney

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